EXHIBIT 10.1
AGREEMENT
THIS AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of August, 2013, by and among Covanta Holding Corporation, a Delaware corporation, f/k/a Danielson Holding Corporation, f/k/a Mission Insurance Group, Inc. (“Covanta”), and John M. Huff, as Director of the Missouri Department of Insurance, Financial Institutions and Professional Registration (the “Trustee”), solely in his capacity as trustee and statutory receiver of the Mission Reinsurance Corporation Trust (“MRC Trust”) and the Holland-America Insurance Company Trust (“HAIC Trust” and, together with the MRC Trust, the “Trusts”).
WHEREAS, Covanta indirectly owns a majority of the outstanding equity securities of Danielson Indemnity Corporation, a Missouri corporation, f/k/a Holland-America Insurance Company (“DIND”), and Danielson Reinsurance Corporation, a Missouri corporation, f/k/a Mission Reinsurance Company (“DRC”);
WHEREAS, this Agreement is being entered into with reference to that certain Agreement of Reorganization, Rehabilitation and Restructuring dated as of December 13, 1989 by and among Mission Insurance Group, Inc., a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, Roxani M. Gillespie, as Insurance Commissioner of the State of California, solely in her capacities as conservator of Mission American Insurance Company and Compac Insurance Company, as liquidator of Mission Insurance Company, Enterprise Insurance Company and Mission National Insurance Company, and as ancillary liquidator of DIND and DRC, and Lewis E. Melahn, as Director of the Division of Insurance of the State of Missouri, solely in his capacities as statutory receiver of DIND and DRC;
WHEREAS, Covanta entered into that certain Amendment to Agreement Regarding Closing dated as of December 1, 2005 by and among John Garamendi, Insurance Commissioner of the State of California (the “Commissioner”), in his capacity as Trustee of the Mission Insurance Company Trust, the Mission National Insurance Company Trust and the Enterprise Insurance Company Trust, on the one hand, and Covanta, on the other hand, which provided certain indemnification rights to the Commissioner pursuant to Section 6 thereof, and the Trustee desires to obtain similar rights; and
WHEREAS, in consideration for the Trustee’s agreements with respect to the commutation of certain intercompany claims and the accelerated payment of $3,750,000 on the terms and conditions set forth herein, Covanta is willing to provide similar rights to the Trustee.
NOW, THEREFORE, in consideration of the promises and the representations and warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions. The following capitalized terms shall have the following meanings when used in this Agreement:
(a)“Affiliated Group” shall mean the affiliated group of corporations of which Covanta or its successor is the common parent in respect of any tax period, as defined in section 1504 of the Code.
(b)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)“Consolidated Return” shall mean the Income Tax returns, statements, schedules, forms and reports filed with the IRS by, on behalf of or with respect to the Affiliated Group.
(d)“Income Taxes” shall mean state, local and U.S. federal income taxes, interest and penalties thereon.
(e)“IRS” shall mean the Internal Revenue Service.
2.Payments. Upon the Effective Date, the MRC Trust shall make a payment to Covanta in an amount equal to $3,750,000.
3.Indemnity. From and after the Effective Date, Covanta shall indemnify and hold harmless the Trusts and the Trustee from any claims, demands, losses, liabilities, attorneys’ fees, costs, incidental damages, actual damages or consequential damages (collectively, “Losses”) imposed on the Trusts or the Trustee for Income Taxes the Trusts may be required to pay that are attributable to income reportable in the Consolidated Return for taxable years beginning with the taxable year ending on December 31, 2004. This indemnification specifically includes the amount, if any, assessed against the Trustee on the basis of personal liability under 31 U.S.C. section 3713. The Trustee shall keep Covanta reasonably informed as to any developments concerning any potential demand for Income Taxes, including all penalties, additional taxes, and interest thereon, reimbursable pursuant to this Section, including, but not limited to, the receipt of any notices of audit, information document requests, revenue agent’s reports, notices of deficiency or other correspondence or communication with the IRS or comparable state or local tax authority.
4.The Trustee is a party to this Agreement only in his representative capacity as Trustee and as statutory receiver of the HAIC Trust and the MRC Trust and not individually. The State of Missouri is not a party to this Agreement. Neither the Trustee and statutory receiver nor his agents, employees, attorneys, deputies or representatives, shall have personal liability in connection with this transaction.
5.Confidentiality. The Trustee agrees that at all times it shall keep confidential and shall not, without the prior written consent of Covanta, use or disclose to any third party any Confidential Information (as hereinafter defined). The Trustee shall take such steps as lie within its power to assure that all employees of the Missouri Department of Insurance, Financial Institutions and Professional Registration, to whom Confidential Information is disclosed take all proper precautions to prevent the unauthorized disclosure and use of such Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information of a confidential nature concerning Covanta or any other member of the Affiliated Group or the Trusts, whether disclosed before or after the date hereof, including any information regarding Income Taxes, Income Tax returns, financial information, business plans, marketing plans, concepts, ideas, processes, methods, techniques, pricing, technical information, data, customer information, information relating to contracts, confidential information of third parties and other information of commercial value. Notwithstanding the foregoing, nothing in this Section 4 shall restrict disclosure by the Trustee of any Confidential Information where such disclosure is required by applicable law or by order of any court of proper jurisdiction, provided, however, that, prior to any such disclosure, the Trustee shall (a) give notice of the contemplated disclosure to Covanta as promptly as possible, (b) cooperate with Covanta in resisting such disclosure and (c) only provide such information as may be required by applicable law or court order.
6.Effective Date; Termination.
(a)Notwithstanding anything herein to the contrary, the effectiveness of this Agreement shall be conditioned upon the approval of the Agreement by the Circuit Court of Jackson County, Missouri at Kansas City (the date of such approval, the “Effective Date”).
(b)This Agreement shall terminate on the first day on which the Trusts are no longer in existence for Income Tax purposes or no longer qualify as grantor trusts under the Code. Notwithstanding anything herein to the contrary, the obligations of Trustee pursuant to Section 5 shall remain in effect indefinitely.
7.General Cooperation. The parties hereto agree to cooperate in the implementation of this Agreement and to provide such assistance as may reasonably be requested by one another in connection with the preparation of any Consolidated Return, audit or judicial or administrative proceeding or determination relating to a liability for taxes, including reasonable access to and assistance in identifying and interpreting the books and records, financial statements and work papers, as well as the execution of documents and the performance of other acts reasonably necessary to accomplish the purposes of this Agreement.
8.Amendments; Waiver. This Agreement may be amended in whole or in part only by a written instrument signed by each of the parties hereto. No delay or omission by any party to this Agreement to exercise its rights under this Agreement shall impair any such right or power or shall be construed as a waiver or acquiescence of any default. No waiver of any default shall be construed, taken or held to be a waiver of any other default.
9.Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes and cancels any prior agreements, arrangements, representations, warranties or communications (whether oral or written) between the parties hereto relating to the subject matter hereof.
10.Applicable Law. This Agreement shall be subject to and governed by the laws of the State of Missouri, without regard to its conflict of laws principles.
11.Interpretation. The headings in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. Unless the context requires otherwise, any pronouns used in this Agreement shall include the corresponding singular, plural, masculine, feminine or neuter pronouns, as the case may be. Underscored references to Sections shall refer to those Sections of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.
12.Notices. Any notice required or permitted under the terms of this Agreement shall be in writing and shall be delivered by personal delivery, via overnight carrier, via facsimile or via registered or certified mail, return receipt requested, first class postage prepaid. If notice is delivered by personal delivery or via overnight carrier, notice shall be deemed given on the date that actual delivery is made. If notice is delivered via facsimile, notice shall be deemed given on the date that the notice is transmitted and written confirmation of such transmission is obtained. If notice is delivered via registered or certified mail, notice shall be deemed given on the earlier of (a) the actual day of delivery or (b) the fifth day after the date of mailing. All notices shall be addressed to the intended recipient as set forth below:
If to the Trustee or any of the Trusts:
Tamara Kopp
Receivership Counsel
Missouri Department of Insurance
Financial Institutions and Professional Registration
301 West High Street, Room 530
Jefferson City, Missouri 65101
Fax No.: 573-751-1165

With a copy to:
Lathrop & Gage LLP
2345 Grand Blvd., Suite 2200
Kansas City, MO 64108
Attention: John C. Craft, Esq.
Fax No.: (816) 292-2001

If to Covanta, to:
Covanta Holding Corporation
445 South Street
Morristown, New Jersey 07960
Attention: Timothy J. Simpson, Executive
Vice President and General Counsel
Fax No.: (862) 345-5140

With a copy to:
Neal, Gerber & Eisenberg LLP
2 North LaSalle Street, Suite 1700
Chicago, Illinois 60602
Attention: David S. Stone, Esq.
Fax No.: (312) 578-1796

or to such other address or to the attention of the person or persons as the recipient party has specified by proper prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
13.No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding the foregoing, DIND and DRC shall be intended third-party beneficiaries of this Agreement and shall be able to enforce the provisions hereof.
14.Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or pdf transmission), each of which shall be deemed an original, and all of which taken together shall be considered one and the same instrument.
15.Severability. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by applicable law.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
COVANTA HOLDING CORPORATION

By: /s/ Timothy J. Simpson
Name: Timothy J. Simpson

Title:	Executive Vice President, General Counsel

MISSION REINSURANCE
CORPORATION TRUST

By: /s/ John M. Huff
John M. Huff, as Director of the Missouri Department of Insurance, Financial Institutions and Professional Registration, solely in his capacity as trustee and statutory receiver

HOLLAND-AMERICA INSURANCE
COMPANY TRUST

By: /s/ John M. Huff
John M. Huff, as Director of the Missouri Department of Insurance, Financial Institutions and Professional Registration, solely in his capacity as trustee and statutory receiver

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